 EXHIBIT 10.7

SALES AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT, executed this 19th day of May, 2008 and effective July 1, 2008 (the “Closing Date”) between Ferrara International Logistics, Inc. a New Jersey corporation with its principal place of business at 640 Dowd Avenue, Elizabeth, New Jersey (hereinafter “FIL”) and Janel World Trade, Ltd., a Nevada corporation with a principal place of business at 150-14 132nd Avenue, Jamaica, New York (hereinafter “Janel”)
WHEREAS, the Parties hereto intend to enter into a certain Asset Purchase Agreement by which Janel will purchase certain specified assets constituting substantially all of the assets of a Customs Brokerage business owned and operated by FIL, (hereinafter “the Business”) but none of the liabilities or debts of said business, and
WHEREAS, Janel is desirous of retaining the services of FIL for the promotion, operation, expansion, and sale of the services of the Business,
THEREFORE,
1. Customers; Duties
FIL has agreed to bring and transfer to Janel its book of business of its customs brokerage operation, which includes the customers of FIL’s customs brokerage operations and any new business developed. FIL’s duties shall consist of soliciting, marketing, advertising and selling Janel’s goods and services, obtaining customers for Janel, any administrative or service functions that accompany servicing customers, cooperation with Janel with respect to its operations, and regularly informing Janel of FIL’s business activities on its behalf or with respect to customers. Janel will provide its general administrative services to customers, including, but not limited to, customs clearance, payment of duties, delivery of merchandise, special projects, and billing and collections. FIL agrees to fully disclose all payment terms and schedules to customers on a regular basis and will supply Janel, on a current basis, with all information concerning customers, potential customers, and the status of customer negotiations, contracts or orders. FIL may not offer any discount to customers without prior approval from Janel. Any business transactions or accounts that involved the handling of activities outside of the scope of customs clearance (e.g. trucking, warehousing, international airfreight, international ocean freight) handled by FIL will not be part of this transaction and will not be cross-solicited by Janel to handle those services.

2. Best Efforts
FIL agrees to develop and maintain all accounts brought by it to Janel. FIL will use its best effort to establish customer relations, satisfaction and retention by performing its business and sales functions to the best of your ability and providing premium service, which includes, but is not limited to, maintaining regular contact, inviting customers to events, if applicable, maintaining customer contact, information lists, and providing service reports and price schedules.
3. Independent Contractor
Pursuant to this Agreement, FIL is an independent contractor and not an employee. This Agreement is not to be construed in any manner as an employment contract or to entitle FIL or any of its representatives, officers or employees to any benefits to which an employee of Janel would be entitled, except for those directly employed by Janel. As an independent contractor, FIL is solely responsible for its business expenses, benefits and taxes, including, but not limited to, any unemployment, social security, and disability insurance payments, income and other tax deductions and withholdings which may be required by federal, state or local law, filing tax returns, purchasing and maintaining medical coverage or other health or insurance benefits, expenses relating to any automobile or other transportation, and expenses relating to sales efforts hereunder.

4. Non-Disclosure of Confidential Information
FIL has or will receive Confidential Information as a result of its dealings with Janel and its representatives and customers. Accordingly, FIL agrees not to, directly or indirectly, at any time and in any way, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever. FIL shall use its best efforts and exercise utmost diligence to protect and safeguard all Confidential Information that is or becomes under its control. “Confidential Information” means any and all trade secrets and other intellectual property, proprietary and other information, in any form, relating to Janel or its affiliates, or their directors, officers, or employees, other than information which is in the public domain other than as a result of your willful or negligent act or omission or any breach of the provisions of the Agreement, including, but not limited to, information relating to the development, identity and description of customers, operations, pricing, prospects, marketing, finances, business proposals, and all other aspects of Janel’s or its affiliates’ business.
5. Ownership of Proprietary Information
Janel is, and shall remain during the term of this Agreement and thereafter, the sole and exclusive owner of all Confidential Information for FIL customs brokerage operation.
6. Non-Compete
FIL agrees that while it is an independent contractor sales representative for Janel, and in any event until the end of the initial and any renewal term of this Agreement, it will not, directly or indirectly (i) offer or provide or conduct any business services relating to customs brokerage in the New York/New Jersey area to any other person or entity or (ii) participate in, own, manage, operate, or control any business which is in competition with Janel or its affiliates pertaining to customs brokerage services in the New York/New Jersey area. During the initial and any renewal term of this Agreement, and for two (2) years following the termination hereof, FIL and its officers, employees and representatives shall not in any manner, directly or indirectly, solicit for employment or employ any person who was employed by Janel pertaining to customs brokerage during the initial and any renewal term of this Agreement, or call on or solicit any person or entity who or which was a customer of Janel during the initial and any renewal term of this Agreement, unless such calling on or soliciting does not relate to any products or services which are then competitive with those of Janel pertaining to customs brokerage services.

7. Irreparable Harm
It is our mutual intent that the restrictions contained in the Non-Disclosure and Non-Compete paragraphs herein will be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. FIL agrees that the restrictions contained herein are reasonably necessary for the protection of Janel, that Janel would be irreparably harmed by any breach or threatened breach of these restrictions, that monetary damages alone would not be adequate, and that Janel would be entitled, in addition to any and all remedies at law, and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief. FIL also agrees that, if any one or more of these restrictions are held by a court to be invalid or unenforceable for any reason, the provisions will be construed by limiting and reducing them so as to be enforceable to the greatest extent permissible.

8. Termination
Any of the following actions by either party shall constitute good cause and give either party the right to immediately terminate this Agreement without any liability to either party except for any net profit earned and calculated pursuant to Paragraph ___.
(a) material breach of this Agreement;
(b) dereliction of duties hereunder that is not cured within five (5) business days following written notice from either party to you of such dereliction;
(c) willful or intentional act or omission that harms either party or its affiliates, and such condition cannot be cured to the reasonable satisfaction of Janel;
(d) commission of any fraud, misappropriation, or embezzlement; or
(e) commission of any felony;
Upon any termination of this Agreement each party’s obligations and restrictions shall cease and desist and the parties shall be returned to their position prior to the execution of the agreement, except as set forth in Paragraph 6 hereof.
9. Term
FIL’s engagement under this Agreement shall be for a three (3) year period, commencing as of the closing date, unless sooner terminated pursuant to the provisions of this Agreement or unless notice of termination is delivered by one party to the other not later than sixty (60) days prior to the end of the initial or renewed term of this Agreement.
10. Compensation
If the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Business for the three (3) years immediately following the Closing Date exceeds Two Million One Hundred Thousand Dollars ($2,100,000.00), Janel will pay 40% of the excess amount to FIL.

For each year after the three (3) year period immediately following the closing date, FIL shall be entitled to payment of 40% of the amount by which the annual EBITDA of the Business exceeds Seven Hundred Thousand Dollars ($700,000.00) for that year. For example, if the EBITDA of the Business in year 4 of the Agreement is One Million Dollars ($1,000,000.00) FIL shall be entitled to payment for that year of One Hundred Twenty Thousand Dollars ($120,000.00).
11. Representations, Warranties and Covenants of Janel
Janel represents, warrants, covenants and agrees with FIL as follows:
(a) Janel is a corporation duly organized, validly existing and in good standing under the laws of Nevada, with full power and authority to enter into this Agreement and perform its obligations;
(b) This Agreement has been duly and validly authorized, executed and delivered on behalf of Janel and is the valid, binding and enforceable obligation of Janel in according with its terms.
12. Representations, Warranties and Covenants of FIL
FIL represents, warrants, covenants and agrees with Janel as follows:
(a) FIL is a corporation duly organized, validly existing and in good standing under the laws of New Jersey, with full power and authority to enter into this Agreement and perform its obligations.
(b) This Agreement has been validly and duly authorized, executed and delivered by FIL and is a valid, binding and enforceable obligation upon it in accordance with its terms.
(c) FIL shall at all times comply with all applicable federal and state laws in connection with your activities pursuant to this Agreement, in particular the rules and regulations of the SEC under the Securities Act of 1933 and the Securities Exchange Act of 1934.

13. No Other Representations
None of Janel, its affiliates, or their directors, officers, or employees, or any other person or entity has made any representations or warranties to FIL other than as expressly set forth and designated in this Agreement as such.
14. Assignment
FIL shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Janel, which consent shall not be unreasonably withheld.
15. Binding Effect
This Agreement shall inure solely to the benefit of, and shall be binding upon, the parties and their respective successors and assigns and, except as otherwise specifically provided for herein, no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Engagement Letter or any provisions herein contained.
16. Entire Agreement; Waiver; Severability
This Agreement contains the entire understanding of the parties (with the exception of the terms of the stock subscription agreement that conflict herewith, in which case, the terms of the stock subscription agreement shall prevail) and no waiver or modification of any provision of this Agreement shall be valid unless in writing and signed by the party to be charged with such waiver. No waiver of any breach shall be deemed a waiver of any subsequent breach or of a breach of any other provision of this Agreement. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall not be affected.

17. Headings
The headings of the paragraphs herein are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.
18. Construction and Jurisdiction
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to choice of law or conflicts of laws principles. The New York state and federal courts in New York county, and any arbitration or other alternative dispute resolution forum in New York County mutually selected by the parties, shall have jurisdiction over any and all disputes arising out of or related to this Agreement.
19. Notices
All notices and communications hereunder, except as herein otherwise specifically provided, shall be in writing and shall be deemed to have been duly given, effective upon receipt, if mailed or transmitted by any confirmed standard form of personal delivery, mail, courier, fax or e-mail to the parties at their respective addresses as set forth in this Agreement or as subsequently designated by them in writing.
20. Counterparts
This Agreement may be executed in any number of counterparts, including confirmed fax transmission, each of which shall be deemed to be an original, and all of which taken together shall be deemed to be an original, and all of which taken together shall be deemed to be one and the same instrument.

JANEL WORLD TRADE, LTD.

By: /s/ James N Jannello
 James N. Jannello
 Executive Vice President

FERRARA INTERNATIONAL LOGISTICS, INC.

By:/s/ Nick Ferrara
Nick Ferrara, CEO